Exhibit 12.2

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

For the year ended December 31, 2008

Pretax earnings from continuing operations before adjustment for
minority interests or income loss from equity investees	$47,418,852

Add:
Interest on indebtedness (excluding capitalized interest)	213,156,103
Amortization of debt related expenses	5,160,325
Portion of rents representative of the
interest factor	7,740,485
273,475,765

Distributed income from equity investees	261,993,161

Pretax earnings from continuing operations, as adjusted	$535,468,926

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	$241,850,328
Preferred dividend factor	47,287,500
Amortization of debt related expenses	2,163,271
Portion of rents representative of the
interest factor	7,740,485

Combined fixed charges and preferred stock dividends	$299,041,584

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends	1.8

398